Exhibit 3(i)

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          Independent Music Group, Inc.

         Independent Music Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED, that the Certificate of Incorporation of Independent Music Group, Inc. be amended by changing Article I thereof, so that, as amended, said Article I shall be and read as follows:

         The name of the Corporation is "Falcon Entertainment Corp."

         SECOND: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED, that the Certificate of Incorporation of Independent Music Group, Inc. be amended by changing Article IV to reflect the increased aggregate number of authorized shares by incorporating the following language:

         "The aggregate number of shares which the Corporation shall have the authority to issue is 20,000,000 shares of Common Stock, par value $.00005 per share."

         THIRD: That in lieu of a meeting and vote of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James Fallacaro, its President, this 9th day of December, 1999.


                                             INDEPENDENT MUSIC GROUP, INC.


                                             By: /s/ James Fallacaro
                                                 -------------------------------
                                                 James Fallacaro, President
                                                 Director and Chairman of
                                                 Independent Music Group,
                                                 Inc.

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